Exhibit 10.2
SECOND AMENDMENT TO AGREEMENT OF LEASE

THIS SECOND AMENDMENT TO AGREEMENT OF LEASE (this “Amendment”) is made this 30th day of September, 2012, and is effective as of September 30, 2012, by 9965 FEDERAL DRIVE, LLC, a Colorado limited liability company (the “Landlord”) and THE SPECTRANETICS CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that Agreement of Lease dated December 29, 2006, as amended by that certain First Amendment to Agreement of Lease dated January 9, 2012 (collectively, the “Lease”), by the terms of which Tenant leases from Landlord and Landlord leases to Tenant that certain premises containing 79,903 square feet of rentable area (the “Premises”) located within the office building located at 9965 Federal Drive, Colorado Springs, Colorado 80921 (the “Building”), all as more particularly described in the Lease, for an initial term which expires on September 30, 2017;

WHEREAS, Landlord and Tenant mutually desire to extend the term of the Lease and to amend the same with respect to the Base Rent and certain other matters of the Lease, all as more particularly set forth below; and

WHEREAS, all capitalized terms used in this Amendment which are not defined herein shall have the meanings given to them in the Lease, unless the context otherwise requires.

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.    Extension of Term. Landlord and Tenant agree that the Term of the Lease shall be extended for one (1) additional period of six (6) years commencing on October 1, 2017, and expiring September 30, 2023 (the “First Renewal Term”). Tenant’s rental of the Premises during the First Renewal Term shall be on the same terms, covenants and conditions set forth in the Lease, provided, however, that Tenant shall pay as Base Rent during the First Renewal Term the amounts set forth in Section 2 below.

2.    Base Rent. Commencing as of October 1, 2012 and continuing thereafter throughout the remainder of the Term, including the First Renewal Term, Tenant shall pay as Base Rent the amounts set forth below:

Period	Annual Base Rent	Monthly Installment of Annual Base Rent
10/1/12 – 2/28/13	$0.00	$0.00
3/1/13 – 2/28/14	$965,228.24	$80,435.69
3/1/14 – 2/28/15	$1,003,581.68	$83,631.81
3/1/15 – 2/29/16	$1,041,935.12	$86,827.93
3/1/16 – 2/28/17	$1,079,489.53	$89,957.46
3/1/17 – 2/28/18	$1,117,842.97	$93,153.58
3/1/18 – 2/28/19	$1,156,196.41	$96,349.70
3/1/19 – 2/29/20	$1,194,549.85	$99,545.82
3/1/20 – 2/28/21	$1,232,903.29	$102,741.94
3/1/21 – 2/28/22	$1,271,256.73	$105,938.06
3/1/22 – 2/28/23	$1,309,610.17	$109,134.18
3/1/23 – 9/30/23	$1,348,898.47*	$112,408.20

*Annualized based on a full year.

3.    Allowance. Tenant acknowledges that Landlord is not obligated to make any improvements to the Premises. During the calendar year 2013, Tenant, at Tenant’s request, shall have the right to make such improvements to the Premises as are mutually agreed upon by the parties. Landlord hereby grants Tenant an allowance equal to Six Hundred Ninety Nine Thousand One Hundred Fifty One and 25/100 Dollars ($699,151.25) (the “Allowance”) towards the costs of such improvements. Tenant shall be responsible for preparing all construction documents, subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant’s improvements shall be referred to as the “Tenant’s Work.” Tenant shall apply for and obtain all required permits and deliver copies thereof to Landlord prior to commencing Tenant’s Work. In such event, Landlord shall disburse the Allowance in accordance with the following provisions:

3.1    Commencing as of January 1, 2013, the Allowance shall be disbursed to Tenant on a progress payment basis. Proper draw requests submitted by the 20th day of any calendar month shall be paid by the 15th day of the following calendar month. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by Tenant’s architect) to Tenant’s contractors, subcontractors, material suppliers, and vendors, and which have not been subject to previous disbursements from the Allowance. Tenant shall withhold from its general contractor, and shall require its general contractor to withhold from each subcontractor, a retainage equal to ten percent (10%) of each progress payment made until the Tenant’s Work is fifty percent (50%) complete, and thereafter no further incremental retainage shall be required if the work is being satisfactorily prosecuted. Tenant shall, upon Landlord’s request, provide adequate evidence of such retainage, and in the event that Tenant fails to provide such evidence, then Landlord may withhold an amount equal to the retainage described above. All requests for disbursement of the Allowance, if any, shall be accompanied by (i) certificate signed by Tenant or Tenant’s architect (a) that the sum then requested was paid by Tenant to contractors, subcontractors, materialmen, engineers and other persons who have rendered services or furnished materials in connection with work on the Tenant Work, (b) a complete description of such services and materials and the amounts paid or to be paid to each of such persons in respect thereof, and (c) that the work described in the certificate has been completed substantially in accordance with the approved plans and specifications and (ii) paid receipts or such other proof of payment as Landlord shall reasonably require for all such work completed.

3.2    If any of the Allowance is not paid pursuant to subsection 3.1 above, it shall be paid by Landlord to Tenant upon completion of the Tenant's Work, to reimburse Tenant for amounts actually paid by Tenant in connection therewith to Tenant's vendors, suppliers or contractors, provided that Landlord shall have received (i) a certificate in accordance with the requirements of subsection 3.1 above, accompanied by lien waivers satisfactory to Landlord executed by any contractors or subcontractors for whose labor or material Tenant has previously been reimbursed pursuant to subsection 3.1 above, (ii) paid receipts or such other proof of payment as Landlord shall reasonably require evidencing that final payment has been made for all materials and labor furnished in connection with the Tenant Work, and (iii) copy of a final unconditional certificate of occupancy evidencing that Tenant may commence occupancy of the Premises for all purposes set forth in this Lease if one is required for Tenant’s occupancy.

Any portion of the Allowance remaining as of December 31, 2013 shall be deemed forfeited by Tenant and shall not be applied to future alterations or Rent due under the Lease. Such improvements shall be subject to the provisions of Section 10 of the Lease.

4.    Tenant’s Loading Dock Work. Landlord hereby acknowledges that as part of Tenant’s Work, Tenant may elect to add a third (3rd) loading dock to the Building which would result in the addition of approximately 2,700 rentable square feet to the Building and Premises (“Tenant’s Loading Dock Work”). Upon completion of Tenant’s Loading Dock Work, Landlord and Tenant shall execute an amendment to this Lease memorializing the new size of the Building and Premises and the adjusted Base Rent due and payable for the remainder of the Term as a result of the expansion. Landlord shall provide Tenant with a reasonable amount of construction oversight services in connection with Tenant’s Loading Dock Work for a construction oversight fee in the amount of three percent (3%) of the hard and soft costs to complete the Tenant’s Loading Dock Work, which shall be paid from the Allowance. Such construction oversight services shall include (i) review and approval of Tenant’s construction drawings (ii) coordination of Tenant’s access to the Building including the parking areas and rear entrances, existing loading docks and (iii) coordination with the Base Building security during construction, (iv) coordination of all noise related work in an occupied Building (i.e., tie in to fire alarm and sprinkler systems, hammer-drilling, core drilling during non-business hours), and (v) location of dumpster.

5.    Right of Expansion. Section 53 of the Lease is hereby deleted in its entirety and the provisions set forth below shall govern Tenant’s right to expand the Building.

The parties acknowledge and agree that there exists capacity to build an addition onto the Building (the “Building Addition”). At any time prior to February 28, 2017, provided that (i) Tenant is not in default at the time of exercising its rights under this Section 5, (ii) Tenant occupies the Premises and is open for business in the entire Premises (and will not have reduced the size of the Premises in any subsequent amendments or agreements after the date of this Lease) (iii) Landlord shall have determined, in its reasonable business judgment, that Tenant has sufficient financial net worth to fulfill its obligations under this Lease for both the Premises and the Expansion Space (as defined herein) and (iv) Landlord and Tenant have mutually determined, in their reasonable discretion, that insufficient space is available in Landlord’s portfolio in the Colorado Springs, Colorado market to satisfy Tenant’s expansion needs, Tenant shall have the one-time right to construct a maximum of an additional twenty-five thousand (25,000) rentable square feet (the “Expansion Space”) to expand Tenant’s manufacturing operations. Tenant shall notify Landlord in writing of its intent to exercise its rights under this Section 5 (“Tenant’s Request”).

5.1    Terms of Rental for Expansion Space within Building. If Tenant exercises its option to expand, Tenant’s lease of the Expansion Space shall be subject to the following terms and conditions:

(a)    the Base Rent for the Expansion Space for the first Lease Year shall be equal to the same rental rate applicable to the Base Rent payable on the balance of the Premises as described in Section 2 above, with similar annual increases every March 1;

(b)    Tenant shall pay all Additional Rent and other charges under the Lease on the Expansion Space consistent with Tenant’s payment of such costs on the balance of the Premises;

(c)    Tenant, at its sole cost and expense, shall obtain all necessary permits and approvals and build out the core and shell of the Building Addition pursuant to plans and specifications mutually agreed upon by both Landlord and Tenant;

(d)    Tenant, at its sole cost and expense, shall obtain all necessary permits and approvals and construct such tenant improvements in the Expansion Space as are mutually agreed upon by both Landlord and Tenant (the “Expansion Improvements”);

(e)    The term of the Lease for the Expansion Space shall be conterminous with the Term of the Lease for the remainder of the Premises, as extended hereby; and

(f)     The commencement date for the Expansion Space shall be the earlier to occur of (a) the date on which Tenant takes possession and occupancy of the Expansion Space to conduct business or (b) the eighteen (18) months following full execution of an amendment to this Lease pursuant to Section 5.2.

5.2    Entry into Lease Amendment. Within thirty (30) days after the date of Tenant’s Request, Landlord and Tenant shall enter into a written amendment to this Lease which adds the Expansion Space to the definition of the “Premises” and addresses such other matters that are at variance with the terms and conditions of this Lease.

6.    Ratification of Right of First Refusal to Purchase. Landlord and Tenant hereby agree that Tenant’s right of first refusal to purchase the Building pursuant to Section 57 of the Lease shall remain in full force and effect for the remainder of the Term, as extended hereby; provided, however, that Section 57 shall be amended such that Tenant shall have thirty (30) business days to submit Tenant’s Acceptance Notice in lieu of five (5) business days.

7.    Ratification of Renewal Options. Landlord and Tenant hereby agree that Tenant’s right and option to extend the Term of the Lease for two (2) additional periods of five (5) years each pursuant to Section 3.3 of the Lease shall remain in full force and effect (amended to be the “Second Renewal Term” and “Third Renewal Term” under the Lease).

8.    Broker. Tenant represents that Tenant has not dealt with any broker in connection with this Amendment, except for UGL Services – Equis Operations (the “Broker”), and Tenant warrants that no other broker negotiated this Amendment or is entitled to any commissions in connection with this Amendment. Landlord shall pay the Broker a commission pursuant to the terms of a separate written agreement between Broker and Landlord. Tenant shall indemnify and hold Landlord harmless for any breach of the foregoing representations.

9.    Ratification of Lease. Except to the extent modified by the terms of this Amendment, all other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect and this Amendment shall, by this reference, constitute a part of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under their respective seals as of the day and year first-above written.

WITNESS/ATTEST:	LANDLORD: 9965 FEDERAL DRIVE, LLC
BY: /s/ Stephen E. Budorick (SEAL)
Stephen E. Budorick
Executive Vice President

WITNESS OR ATTEST:	TENANT: THE SPECTRANETICS CORPORATION
BY: /s/ Guy Childs
Guy Childs, Chief Financial Officer

STATE OF MARYLAND, COUNTY OF Howard, to wit:

I HEREBY CERTIFY, that on this 2nd day of October, 2012, before me, the subscriber, a Notary Public of the State of Maryland, personally appeared Stephen E. Budorick, known to me or satisfactorily proven to be the Executive Vice President of 9965 FEDERAL DRIVE, LLC, a Colorado limited liability company, and acknowledged that he executed the foregoing instrument for the purposes therein contained by signing the name of the company by himself as such President.

WITNESS my hand and Notarial Seal.

/s/ Monique Y Jones
Notary Public

My Commission Expires: 11-21-12

STATE OF COLORADO COUNTY OF EL PASO to wit:

I HEREBY CERTIFY, that on this 27th day of September, 2012, before me, the subscriber, a Notary Public of the State of Colorado, personally appeared Guy Childs, known to me or satisfactorily proven to be the Chief Financial Officer of THE SPECTRANETICS CORPORATION, a Delaware corporation, and acknowledged that he/she executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by him/herself as such Chief Financial Officer.

WITNESS my hand and Notarial Seal.

/s/ Diane Fichter
Notary Public

My Commission Expires: 6/19/14